Exhibit 5.1

February 14, 2005

BCP Crystal US Holdings Corp.

505 U.S. Highway 202/206 Suite 310

Bedminster, NJ 07921-1590

Ladies and Gentlemen:

We have acted as counsel to BCP Crystal US Holdings Corp., a Delaware corporation (the “Company”), to Celanese Holdings LLC, a Delaware limited liability company (formerly known as BCP Crystal Holdings Ltd. 2) (the “Parent Guarantor”), and to certain subsidiaries of the Company named on Annex I attached hereto (individually, a “Subsidiary Guarantor” and, together with the Parent Guarantor, the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of $1,225,000,000 aggregate principal amount of 9 5/8 % Senior Subordinated Notes due 2014 and €200,000,000 aggregate principal amount of 10 3/8 % Senior Subordinated Notes due 2014 (collectively, the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Securities.  The Exchange Securities and the Guarantees will be issued under an indenture, dated as of June 8, 2004 (the “Initial Indenture”), among the BCP Caylux Holdings Luxembourg S.C.A. (“BCP Caylux”), the Parent Guarantor and The Bank of New York, as trustee (the “Trustee”), a supplemental indenture, dated as of October 5, 2004 (the “US Holdco Supplemental Indenture”), among the Company, BCP Caylux, the Parent Guarantor and the Trustee and a supplemental indenture, dated as of October 5, 2004 (the “Subsidiary Guarantor Supplemental Indenture”, and, together with the Initial Indenture and the US Holdco Supplemental Indenture, the “Indenture”), among the Company, the Subsidiary Guarantors and the Trustee.  The Exchange Securities will be offered by the Company in exchange for $1,225,000,000 aggregate principal amount of outstanding 9 5/8 % Senior Subordinated Notes due 2014 and €200,000,000 aggregate principal amount of outstanding 10 3/8 % Senior Subordinated Notes due 2014 (collectively, the “Securities”).

We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement.  We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) each of Celanese Pipe Line Company and Celanese Ltd. has duly authorized, executed and delivered the Subsidiary Guarantor Supplemental Indenture in accordance with the law of the State of Texas and (2) the execution, delivery and performance by each of Celanese Pipe Line Company and Celanese Ltd. of the Subsidiary Guarantor Supplemental Indenture and the Guarantee do not and will not violate the law of the State of Texas or any other applicable law (excepting the law of the State of New York and the federal law of the United States). In addition, we have assumed that (1) Ticona Celstran, Inc. has duly authorized, executed and delivered the Subsidiary Guarantor Supplemental Indenture in accordance with the law of the State of Minnesota and (2) the execution, delivery and performance by Ticona Celstran, Inc. of the Subsidiary Guarantor Supplemental Indenture and the Guarantee do not and will not violate the law of Minnesota or any other applicable law (excepting the law of the State of New York and the federal law of the United States).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.             When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Securities will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.  When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees has been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors, enforceable against the Guarantors in accordance with its terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We note that (a) a New York state statute provides that with respect to a foreign currency obligation a New York state court shall render a judgment or decree in such foreign currency and such judgment or decree shall be converted into currency of the United States at the rate of exchange prevailing on the date of entry of such judgment or decree and (b) with respect to a foreign currency obligation, a U.S. federal court sitting in New York state may award judgment in U.S. dollars, provided that we express no opinion as to the rate of exchange that such court would apply.

Insofar as the opinions expressed herein relate to or  are dependent upon matters governed by the law of the State of Texas, we have relied upon the opinion of Kasowitz, Benson, Torres & Friedman LLP filed as Exhibit 5.2 to the Registration Statement. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of Minnesota, we have relied upon the opinion of Dorsey & Whitney LLP filed as Exhibit 5.3 to the Registration Statement.

We do not express any opinion herein concerning any law other than the law of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

Annex I

Subsidiary Guarantors

Celanese Acetate LLC

Celanese Americas Corporation

Celanese Chemicals, Inc.

Celanese Fibers Operations, Ltd.

Celanese Holdings, Inc.

Celanese International Corporation

Celanese Ltd.

Celanese Overseas Corporation

Celanese Pipe Line Company

Celtran, Inc.

CNA Funding LLC

CNA Holdings, Inc.

FKAT LLC

Ticona Celstran, Inc.

Ticona Fortron Inc.

Ticona LLC

Ticona Polymers, Inc.